                                                                 EXHIBIT (H)(15)



                     FUNDVEST - NO TRANSACTION FEE AGREEMENT


This Agreement is made as of February 20, 2001, between Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation ("Pershing"), a Delaware Corporation, and Thompson Plumb ("Company").

WHEREAS it is understood that Pershing functions primarily as a clearing agent for introducing broker-dealers/correspondents, and in such capacity performs traditional operational functions, including execution and clearance of trades and custody of customer funds and securities;

WHEREAS certain of these broker-dealers/correspondents have agreed to participate in Pershing's FundVest No Transaction Fee Program ("FundVest") under the terms and conditions set forth in a separate agreement between Pershing and the broker-dealers/correspondents (each a "Participating Correspondent");

WHEREAS the terms and conditions set forth herein apply to transactions effected either on behalf of customers of Participating Correspondents or direct customers of Pershing (collectively, ".Customers");

WHEREAS the Company wishes to have Pershing or Participating Correspondents provide on its behalf certain administrative services for the funds set forth on
Schedule I attached hereto (each a "Fund"), which Pershing shall make available to Customers through FundVest;

WHEREAS such services will be performed pursuant to the terms and conditions as set forth herein and on the Schedules attached hereto;

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

Services

         During the term of this Agreement, Pershing or Participating Correspondents will perform services as set forth in Schedule III attached hereto (the "Services"). Such Schedule may be amended from time to time upon the mutual written consent of the parties.

Fees

For performance of Services, Pershing shall receive a fee (the "Fee") which will be calculated and paid as provided in 'Schedule IV attached hereto. Fees are solely for shareholder servicing and other administrative services provided by Pershing or Participating Correspondents and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. Fees shall be payable on all shares of a Fund being held by Pershing for Customers of Participating Correspondents, excluding: (i) shares held by Pershing for such Customers prior to the effective date of the Agreement as to such Fund, (ii) shares first placed into a brokerage account with Pershing after the termination of the Agreement as to the Fund issuing such shares, and (iii) shares on which Pershing or Participating Correspondent has, upon purchase, assessed to-Customers any transaction fee. The total number of shares of the Funds upon which Fees are due Pershing are referred to within the Agreement as program shares ("Program Shares").

The Company's sole responsibility for fee payment under this Agreement shall be to Pershing. Pershing shall be solely responsible for payment of a portion of such fee to Participating Correspondents pursuant to separate agreements with such correspondents.

              The Company represents that fees paid to Pershing will be paid out of shareholder servicing or other fees presently being charged to the Funds as set forth in the current prospectus of each of the Funds.

In the event that Schedule III is revised, the parties agree, in good faith, to negotiate a revision of fees set forth in Schedule IV.

Transaction Charges.

         Neither Pershing nor any Participating Correspondent shall, during the term of this Agreement, assess against or collect from Customers any transaction fee upon the purchase or redemption of any Fund's shares that meet the minimum purchase criteria set forth in this Agreement, except as noted in Section 4 below. Customer purchases not meeting the criteria as set forth herein may be charged a transaction fee by the Participating Correspondent or Pershing, as the case may be, and will not be included in service fee invoices presented to the Company for payment.

Short Term Redemptions and Transfers

It is hereby understood that Pershing or Participating Correspondents may apply a redemption fee for any short term redemption of shares purchased within specified time frames.

Pershing or the Participating Correspondent, as the case may be, reserves the right to apply a fee for the transfer of any Fund position purchased within specified time frames.

Indemnification

Pershing shall indemnify and hold harmless the Company, its directors, officers, employees, and agents (hereinafter, "Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of
(i) Pershing's dissemination of information (oral or written) regarding the Company that is materially incorrect and that was not provided to Pershing by the Company or approved by the Company or any of its affiliated persons (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) or agents; or (ii) Pershing's willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent the losses are a result of the negligence, willful misconduct, or breach of this Agreement by an Indemnified Party.

Pershing has obtained from each Participating Correspondent an agreement with Pershing regarding the FundVest program which contains the following clause:

                      The Participating Correspondent shall indemnify and hold
              harmless each of the Participating Funds, as identified on Schedule A as may be amended from time to time, their directors, officers, employees, and agents (hereinafter, "Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of Participating Correspondent's (i) violation of any law, rule or regulation, including any related to or in connection with the sale of Fund shares, (ii) dissemination of information regarding any Fund, that is materially incorrect or misleading and which was not provided in writing to Participating Correspondent by such fund or approved in writing, or any of their affiliated persons (as defined in the Investment company Act of 1940, as amended (the "1940 Act")) or (iii) Participating Correspondent's willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent the losses are a result of the negligence, willful misconduct, or breach of the Agreement by an Indemnified Party.

The Company hereby agrees to indemnify Pershing and Participating Correspondents and their directors, officers, employees, and agents (hereinafter, "Indemnified Parties") from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorney's fees) (i) to which Pershing or Participating Correspondent may become subject as a result of any untrue or alleged untrue statement of a material fact contained in the prospectus or statement of additional information of a Fund, as amended or supplemented from time to time, or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading;
(ii) arising out of or related to the Company's violation of any law, rule or regulation, at common law or otherwise, including any related to or in connection with the offering for sale of Fund shares; (iii) arising out of or related to the dissemination of any information, advertising or promotional material regarding any Fund, that is inaccurate or misleading and which was provided or generated by the Company or the Fund or any of their affiliated persons (as defined in the 1940 Act); or (iv) the Company's willful misconduct or negligence in the performance of, or failure to perform, its obligations pursuant to this Agreement, except to the extent the losses are a result of the negligence or willful misconduct of an Indemnified Party.

In any event, no party shall be liable for any special, consequential or incidental damages.

In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which any party (the "Indemnitor") may be required to indemnify another party (the "Indemnitee"), the Indemnitee shall promptly notify the Indemnitor of such assertion or loss, and shall keep the Indemnitor advised with respect to all developments concerning any such claim. The Indemnitor shall have the option to participate at its expense with the Indemnitee in the defense of any such claim. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor's prior written consent.

This section 5 shall survive termination of this Agreement.

Role of Parties

         The parties acknowledge and agree that the Services under this Agreement are recordkeeping, shareholder communication, and related services only and are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not grant Pershing or Participating Correspondents any right to purchase shares from any Fund (although it does not preclude them from purchasing any such shares), nor does it constitute Pershing or any Participating Correspondent an agent of a Fund for purposes of selling shares of any Fund to any dealer or to the public. To the extent Pershing or a Participating Correspondent is involved in the purchase of shares of any Fund by Customers, such involvement will be as agent of such Customers only.

Information to be provided

         The Company shall provide to Pershing, prior to the effectiveness of this Agreement, or as soon thereafter as possible, a copy of the current prospectus and statement of additional information for each Fund participating in the program described herein. The Company shall provide Pershing with written copies of any amendments to or changes in such documents as soon as possible after such amendments or changes become available.

Notices

         All notices required under this Agreement (not including the Operating Agreement, if any) must be in writing and delivered either personally or via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit, first class postage prepaid, in the United States mail, whichever is earlier.

         All such notices shall be made:

         if to Pershing, to:  Pershing Division of Donaldson, Lufkin
                              & Jenrette Securities Corporation
                              One Pershing Plaza
                              Jersey City, New Jersey 07399
                              Attention: Mutual Funds Department

         with a copy to:      Attention:  General Counsel (at the same address);

         if to the Company, to the address as given below in the signature block.


Nonexclusivity

         Each Party acknowledges that the other may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

Assignability

         This Agreement is not assignable by any party without the other party's prior written consent, such consent not to be unreasonably withheld. Any attempted assignment in contravention hereof shall be null and void; provided, however, that Pershing or the Company may assign its rights and obligations under this Agreement to any affiliate.

Schedules

         All Schedules attached to this Agreement (as they may be amended from time to time) are, by this reference, incorporated into, and made a part of, this Agreement.

Entire Agreement-Amendment

         This Agreement (including the Schedules attached hereto), together with the Operating Agreement, if any, constitute the entire agreement between the parties with regard to the subject matter herein. Additionally, these materials supersede any and all agreements, representations and warranties, whether written or oral, made prior to the execution of this Agreement. This Agreement and the Schedules attached hereto may be amended only by a writing executed by each party.

Governing Law

         This Agreement will be governed by, and interpreted under, the laws of the State of New York as applied to contracts entered into and to be performed entirely within that state.

Counterparts

         This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

Effectiveness of Agreement--Termination.

This Agreement will become effective as to a Fund as of (i) the date set forth on Schedule I opposite the name of the Fund; or (ii) such later date as Pershing may, in its discretion, designate.

This Agreement shall have an initial term of one (1) year - after which it may be terminated, as to one or more Funds, by either party (i) upon one hundred twenty (120) days' written notice to the other party; or (ii) upon such shorter notice as is required by law, order, or instruction from a court of competent jurisdiction, regulatory body, or self-regulatory organization with jurisdiction over the terminating party; or (iii) automatically, effective on the day following termination of any plan of distribution ("Rule l2b-1 Plan") adopted and maintained pursuant to Rule 12b-1 under the 1940 Act by any Fund that has a Rule 12b-1 Plan in effect as of the effective date of this Agreement, provided that a portion of the Fee is paid pursuant to the Rule l2b-1 Plan.

Upon termination as to a Fund, the Company will not be obligated to pay the fee with respect to any shares of such Fund that becomes part of a Customer's account after the date of such termination. However, notwithstanding any such termination, the Company will remain obligated to pay Pershing the fee as to each share of such Fund that was considered when calculating the fee as of the date of termination (a "Pre-Termination Share"), for so long as such Pre-Termination Share is held in any Pershing brokerage account and Pershing or Participating Correspondent continues to perform the Services as to such shares. The Company shall reimburse Pershing promptly for any reasonable expenses Pershing incurs in effecting any termination of this Agreement, including, but not limited to, delivery to the Company or a Fund of any records, instruments, or documents reasonably requested by the Company or a Fund.

Confidentiality

         Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agent or representatives during the term of this Agreement (the Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary information. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This section shall continue in full force and effect notwithstanding the termination of this Agreement.

Custody

         The Company acknowledges that Fund shares maintained by the Fund for Customers hereunder are held in custody for the exclusive benefit of Customers of Pershing or Participating Correspondents and shall be held free of any right, charge, security interest, lien or claim against Pershing or - Participating Correspondents in favor of the Fund or its agents acting on behalf of the Fund.

         IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Agreement.

THOMPSON PLUMB                                  PERSHING DIVISION OF DONALDSON,
                                                LUFKIN & JENRETTE SECURITIES
                                                CORPORATION



By: /s/ Thomas G. Plumb                          By: /s/ Mitchell N.
    --------------------------                       ---------------------------
    Thomas G. Plumb
    Principal

                                   SCHEDULE I

         FUND NAME                                 CUSIP                  SYMBOL
         ---------                                 -----                  ------
         Thompson Plumb Growth Fund                8848911300             THPGX
         Thompson Plumb Balanced Fund              884891102              THPBX

                                   SCHEDULE II
                OPERATIONAL PROCEDURES RELEVANT TO THE AGREEMENT


Unless processed using the NSCC FundServ and/or Networking interfaces in the customary manner as prescribed by the NSCC, or as amended by mutual agreement whether verbally or in writing, operational responsibilities will be executed as outlined below in paragraphs (1), (2), and (3).

(1) PURCHASE AND REDEMPTION ORDERS

Pershing will aggregate and calculate purchase and redemption orders for shares of a Fund that it has accepted as placed by Customers prior to the close of trading on the New York Stock Exchange, and will communicate to Fund such orders for each Fund for each business day. Such orders will receive the applicable Fund's closing net asset value for that business day, provided they are communicated to Fund by 5:00 p.m. Eastern Time.

(2) SETTLEMENT OF TRADES

Both Pershing and Fund will use their best efforts to cause to be transmitted by wire on the Business Day immediately following trade date (settlement date) to an account as directed by the counterpart, the proceeds of all redemption orders and the purchase price of all purchase orders.

(3) ACCOUNT ACTIVITY AND DISTRIBUTION INFORMATION

(a) Fund shall cause to be provided to Pershing confirmations of Fund activity in the form of statements detailing activity no less frequently than monthly, as well as other information as may reasonably be requested by Pershing.

(b) Fund shall cause to be provided to Pershing all distribution announcement information (ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by each Fund.

                                  SCHEDULE III


Schedule of services to be performed by Pershing or Participating
Correspondent(s) pursuant to this Agreement.

1. Pershing/Participating Correspondent represents and warrants that it has and will continue at all times to have the necessary facilities, equipment and personnel to perform the services hereunder in a businesslike and competent manner and its system complies with any applicable laws, rules and regulations related to the services to be provided under this Agreement, including the maintenance and preservation of all records and registrations required by any applicable laws, rules and regulations.

2. Customers are aware that they are transacting business with Pershing/Participating Correspondent and not the Company or the Fund, and will look to Pershing/Participating Correspondent and not the Company or the Fund for resolution of problems or discrepancies in their accounts.

3. Pershing/Participating Correspondent agrees that it will perform various services for the Customers in those accounts, including where applicable:

                  - Establishing and maintaining records of Customers' accounts;
                  -        Processing purchase and redemption transactions;
                  -        Confirming Customer transactions;
                  -        Answering routine client inquires regarding a Fund;
                  - Assisting Customers in changing dividend options, account designations and addresses; withholding taxes on non-resident alien accounts;
                  - Disbursing income dividends and capital gains distributions;
                  -        Reinvesting dividends and distributions;
                  - Preparing and delivering to Customers and state and federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, rule or regulation;
                  - Withholding on dividends and distributions as may be required by state or Federal authorities from time to time;
                  - And such other services as the Company or a Fund may reasonably request.

         Pershing/Participating Correspondent shall maintain all historical Customer records, consistent with requirements of all applicable laws, rules and regulations. (a) Upon the request of a Fund, Pershing shall provide copies of all the historical records relating to transactions between the Fund and the Customers, written communications regarding the Fund to or from the Customers and other materials, in each case (1) as are maintained by Pershing in the ordinary course of its business, and (2) as may reasonably be requested to enable the Fund including without limitation its auditors or legal counsel to (A) monitor and review the Services, (B) comply with any request of a governmental or self regulatory organization, (C) verify compliance by Pershing with the terms of this agreement, (D) make required regulatory reports, or
         (E) perform general customer supervision. Pershing agrees that it will permit the Fund to have reasonable access to its personnel and records in order to facilitate the monitoring of the services. (b) Upon the request of Pershing, a Fund shall provide copies of all the historical records relating to transactions between the Fund and Pershing, written communications regarding the Fund to or from Pershing and other materials, in each case (1) as are maintained by the Fund in the ordinary course of its business and in compliance with applicable law, and (2) as may be requested to enable Pershing to (A) comply with the request of any governmental body or self regulatory organization, (B) verify compliance by the Fund with the terms of this Agreement, (C) make required regulatory reports, or (D) perform general customer supervision.

4. Pershing/Participating Correspondent shall make available to the Company or a Fund (if requested) records or communications necessary to determine the number of Customers in each Pershing/Participating Correspondent omnibus account, if applicable.

                        NETWORKING REIMBURSEMENT SCHEDULE



In consideration of the services provided by Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation, you agree to pay a fee equal to $6 per year per each position held in the Thompson Plumb Funds, assessed as of the last day of each quarter. Pershing Division of Donaldson, Lufkin & Jenrette will issue an invoice following the close of each quarter detailing the number of positions being invoiced and the total amount due at the quarterly rate of $1.50.

Accepted & Agreed:

Firm:        PERSHING DIVISION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORP.
By:          /s/ Steve Oppenheimer
             -----------------------------------------------------
Print Name:  Steve Oppenheimer
             -----------------------------------------------------
Title:       Vice President
             -----------------------------------------------------
Date:        03-16-2001
             -----------------------------------------------------



For:         THOMPSON, PLUMB & ASSOCIATES, INC.
By:          /s/ John W. Thompson
             -----------------------------------------------------
Print Name:  John W. Thompson
             -----------------------------------------------------
Title:       Chairman
             -----------------------------------------------------
Date:        03-15-2001
             -----------------------------------------------------